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                                                                  Exhibit 23.6

DaimlerChrysler AG (as successor corporation to Daimler-Benz Aktiengesellschaft) D-70546 Stuttgart
Federal Republic of Germany

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Chrysler Corporation and consolidated subsidiaries for the three-month periods ended March 31, 1998 and 1997, the three-month and six-month periods ended June 30, 1998 and 1997, and the three-month and nine-month periods ended September 30, 1998 and 1997, as indicated in our reports dated April 8, 1998, July 10, 1998 and October 9, 1998, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in the Chrysler Corporation Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, are incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


Deloitte & Touche LLP
Detroit, Michigan
October 16, 1998